Exhibit 99.1

MoSys Announces 1-for-10 Reverse Stock Split

SANTA CLARA, Calif., February 14, 2017 - MoSys, Inc. (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for Cloud, network and communications systems, today announced that as of 5:00 p.m., Eastern Time, on February 15, 2017 it will effect a 1-for-10 reverse stock split of its outstanding common stock, which will be effective for trading purposes as of the commencement of trading on February 16, 2017.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market (Nasdaq). Trading of the Company’s common stock on NASDAQ will continue, on a post-split basis, with the opening of the markets on February 16, 2017, under the existing trading symbol “MOSY” and under a new CUSIP number, 619718208.  The reverse stock split will reduce the number of shares of the Company’s common stock outstanding from approximately 66 million shares pre-reverse split to approximately 6.6 million shares post-reverse split.

The number of authorized shares of common stock will remain unchanged and the par value per share will be reduced to $0.001. As a result of the reverse stock split, every ten shares of the Company’s pre-reverse split common stock will be combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stock holders will not be affected by the reverse stock split. No fractional shares will be issued in connection with the reverse stock split; stockholders who would otherwise hold a fractional share of the Company’s common stock will receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of the common stock on the effective date of the reverse stock split as reported on Nasdaq, by (ii) the number of shares of the common stock held by the stockholder that would otherwise have been exchanged for the fractional share interest.

All stock options and restricted stock units outstanding and common stock reserved for issuance under the Company’s equity incentive plans immediately prior to the reverse stock split will be appropriately adjusted by dividing the number of affected shares of common stock by 10 and, as applicable, multiplying the exercise price by 10, as a result of the reverse stock split.

The Company’s transfer agent, Wells Fargo Shareowner Services, is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock for uncertificated shares of common stock. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the brokers' particular processes, and will not be required to take any action in connection with the reverse stock split.

Additional information about the reverse stock split can be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission (SEC) on June 6, 2016, a copy of which is available at www.sec.gov or at the Company’s website at www.mosys.com. Additional information regarding this reverse stock split can be found in the Company’s Form 8-K filed with the SEC on February 14, 2017.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers of Cloud, networking, communications, and data center systems to address the continual increase in Internet users, data and services. The company's solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine®, Programmable Search Engine, and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip, and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contacts:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager

Shelton Group, Investor Relations

+1 (214) 272-0089

btwing@sheltongroup.com